UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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JPMORGAN CHASE & CO.
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Aaron Bertinetti
Head of ESG
Investor Relations

May 7, 2023

ISS
702 King Farm Boulevard, Suite 400
Rockville, MD 20850

RE: JPM - Comments on the ISS Report published on our 2023 Annual Meeting

We are writing to ISS to provide our comments and response to your analysis and recommendation to shareholders regarding “Proposal 2: Advisory Vote to Ratify Named Executive Officers’ Compensation” in your proxy report. We have also filed this letter with the SEC in order to make it widely available to our shareholders. For more information, our proxy statement can be found online here and our proxy supplemental presentation can be found here.

Executive Summary

First, we appreciate that ISS acknowledges and commends the Board and the Compensation & Management Development Committee’s (“CMDC”) response to shareholders’ concerns at the 2022 Annual Meeting. We are pleased with your acknowledgment of the quality of the disclosures in the Proxy, our extensive shareholder engagement, the specific details we provided on shareholder feedback, and the unequivocal commitments the Board has made relating to future one-time special awards. We also appreciate that ISS recommended its support for re-electing all members of our Board, including all members of our CMDC.

Second, we believe the current ISS Report merits a revised analysis and recommendation for the following reasons:

1.ISS’ quantitative pay-for-performance analysis is based on an error caused by outdated compensation data that, if corrected, we believe would revise our rating to a “Low” concern.

2.ISS’ qualitative pay-for-performance analysis ignores several mitigating factors, including the CMDC’s emphasis on pre-tax income that excludes the distortions of loan loss reserves (“LLR”), as a result of the pandemic. Pre-tax income (ex. LLR) has grown every year since 2019 with consecutive record revenues.

3.ISS’ concerns with our annual cash bonuses are not new and are disproportionate given it is 15% of the CEO’s incentive compensation vs. the 85% in performance-based equity that is aligned with TSR. ISS specifically acknowledged this as a mitigating factor in its FOR recommendation in 2021, but omits it in 2023.

4.The CMDC’s responsiveness to shareholder concerns should have more substantial weight on ISS’
recommendation, given they were the key reasons shareholders decided to vote against Say on Pay in 2022.

We have provided more details on these concerns with the ISS Report’s consistency, accuracy and omissions on the following pages.

277 Park Avenue, New York, NY 10172
aaron.bertinetti@jpmchase.com

JPMorgan Chase & Co.

Detailed Comments on the ISS Report

Quantitative Assessment

ISS’ quantitative pay-for-performance model shows “Medium” due to a proprietary “Economic Value Added” assessment that is based on an error caused by dated compensation information.

ISS’ quantitative model initially has a rating of “Low” concern, based on three separate tests focused on TSR performance and CEO pay, both on a relative and absolute basis. This “Low” result is particularly impressive for JPM for three reasons:

1.None of these tests adjust for JPM’s much larger market cap and revenues which are 2.7x and 1.9x that of the average of our disclosed peers, respectively. Further, ISS’ selected peers have less than 40% of JPM’s revenues (ISS Report pp22) and JPM is paying less as a % of earnings to our CEO vs. peers (Proxy pp44, Supplement pp5).

2.We do not consider the majority of peers that ISS selected, including Truist, PNC, Capital One, U.S. Bank, Blackrock, Blackstone and Charles Schwab, as peers. The primary peers the CMDC uses to benchmark pay are available in the Proxy (pp44 & 48) and Supplement (pp5).

3.Two of the tests, “Relative Degree of Alignment” and “Absolute Pay-TSR Alignment” on pp20-21 of the ISS Report, include the value of the special award granted to the CEO in 2021. There was no such grant in 2022.

The second component of ISS’ quantitative model then conducts a proprietary EVA assessment. The EVA assessment leads to a “Financial Performance Assessment” downgrade to a final quantitative concern rating of Medium.

However, the quantitative assessment has a data error in that it uses the 2018-2020 compensation for one of the ISS- selected peers, Blackstone, that materially impacts the EVA assessment result. With the correct data for Blackstone from its 2020-2022 disclosure included, as it is for all other peers, we believe the EVA assessment should produce a Financial Performance Assessment that identifies a “Low” concern rating for the overall quantitative pay for performance assessment.

The peer group also does not provide an adequate comparator group for assessing capital and sales metrics, particularly momentum, as described on pp21 and 22 of the ISS Report, given the majority of ISS-selected peers are not GSIB’s and therefore were not subject to our regulatory capital requirements and did not build and release the substantial loan loss reserves during the pandemic cycle that we did.

Pay-for-Performance Analysis

Overview section

The analysis omits the very clear rationale that was added to this year’s Proxy to explain how the CMDC assessed Operating Committee members’ performance and their consideration of long-term performance and other factors in determining pay for the CEO (flat year-over-year).

In addition to record revenue for the fifth consecutive year and achieving high ROTCE relative to peers of 18%, the CMDC particularly focused on the Firm's operating performance during the three years marked by the pandemic and subsequent reopening of the global economy, which introduced volatility to the Firm's reported financial performance primarily as a function of large loan loss reserve (“LLR”) builds in 2020, followed by releases in 2021. The strength and stability of the Firm's underlying operating performance over this volatile period is reflected by a 4% increase in pre-tax income (ex. LLR) over the prior year’s performance, which is the third consecutive year of increasing performance. (Proxy pp43, 44; Supplement pp5).

The ISS report also uses inconsistent time periods and comparator groups to make quantitative and qualitative assessments on pay for performance. The quantitative model uses a specific peer group and longer term performance considerations (three and five year TSR), but then the qualitative assessment selectively focuses on single year TSR and GAAP metrics with two new peer groups (GICS and S&P 500) to support a higher level of concern. ISS repeatedly emphasizes concern with headline financial results, but never acknowledges that the Firm’s GAAP performance is in the second highest quartile of the ISS-selected peers on pp21 of the ISS Report. The summary discussion also omits ROTCE which the Firm clearly discloses as the most important measure of performance per the new SEC “Pay Versus Performance” disclosure rules (Proxy pp76, Supplement pp5).

Annual Compensation section

We appreciate that ISS acknowledges as positive enhancements the “new disclosures include weightings for broad categories and enhanced individual performance considerations,” the introduction of new caps for cash incentives for the CEO and President following feedback from some shareholders; and our enhanced disclosure with regards to how each NEO’s performance was assessed (Proxy pp47, 61-66).

We note that two of the other concerns highlighted were identified by ISS in prior years but did not warrant a negative recommendation from ISS on our Say on Pay. ISS raises a new concern, alongside the positive acknowledgements noted above, that states “incentive pay did not decrease when several financial metrics were down in the most heavily weighted category”.

Similar to our comments in the Overview section above, the CMDC provided the rationale in both the Proxy and Supplement that in assessing performance they were particularly focused on pre-tax income (ex. LLR) through the pandemic cycle due to the distortions that loan loss reserves created in the headline financials that ISS, in contrast, has largely relied on in its analysis. Further, despite ROTCE being down from the prior year, as noted in the Proxy, this result was better than most of our peers following an abnormal year for the economy in 2021, and achieving 18% ROTCE is rare on an annual basis, having only been achieved 8 times out of 120 possible opportunities among JPM and our PSU peers in the last 10 years (Proxy pp 43, 44, 51; Supplement pp5, 7).

Long Term Incentives section

We appreciate the overall positive comments on our long-term incentives, particularly as it accounts for 85% of the CEO’s incentive compensation, 81% for the President, and 60% for all other NEOS (Proxy pp49, Supplement pp6).

However, we are disappointed by the omission of a significant section of new disclosure added to this year’s Proxy specifically seeking to address comments such as those by ISS “that closing-cycle PSUs [Performance Share Units] appear to have vested at or near maximum every year since their incorporation into the LTI program in 2015, based on historical proxy disclosure”.

As detailed in the Proxy (pp40, 51) and Supplement (pp 4, 7), we have provided new disclosures this year explaining how the CMDC determines appropriate ROTCE hurdles for the PSUs annually, why they remain rigorous vs. peers and in the context of historical performance, and the link that strong ROTCE performance has on an absolute and relative TSR basis over the long-term. We would also note that the CMDC has a consistent record of increasing the ROTCE hurdles multiple times since inception of the PSUs, subject to considerations of market and regulatory conditions, historical performance, future expectations and avoiding excessive risk taking, as explained in this year’s Proxy (pp51) and prior years’ proxy statements. Furthermore, the CMDC made the relative performance of the PSU design more rigorous in 2020, by increasing the rigor of the relative payout scale to further differentiate payout for outperformance, median performance, and underperformance.

Conclusion Section

ISS makes its conclusion and recommendation based on a consideration of mitigating factors, however, we note that ISS omits several key disclosures and factors that address these concerns.

1.ISS omits the disclosed and very clear rationale for keeping CEO pay flat and determining other NEO’s pay, that when assessing “business results” the CMDC put particular emphasis on pre-tax income (ex. LLR).

2.ISS omits that single year TSR was negative for the market index and our peers, rather than unique to JPM, and that 85% of the CEO’s incentive compensation is in equity, as is the majority of all NEOs, which is directly aligned with TSR. The pay mix for the CEO and President is also more aligned to TSR vs. peers.

3.ISS omits the rationale that the CMDC added to this year’s Proxy to explain how ROTCE hurdles are set and why strong performance outcomes should not be perceived to imply unchallenging hurdles but reflect continued outperformance of JPM relative to peers and historical outcomes, and are strongly correlated to long-term TSR outperformance in our industry.

4.ISS’ concerns on the structure of our annual cash bonuses are not new and are disproportionate given it is only 15% of the CEO’s incentive compensation vs. the 85% in performance-based equity. In 2021, ISS specifically acknowledged this as a mitigating factor in its FOR recommendation, but omits this in 2023.

5.ISS omits consideration of JPM’s size relative to the ISS-selected peers and the impact of the 2021 special award on ISS’ quantitative assessment of 2022 pay. We note that another proxy advisor acknowledged these mitigating factors which reduced their concerns and supported a FOR recommendation.

Based on the foregoing, we request that ISS conducts a thorough review of its report.

Yours sincerely,
Aaron Bertinetti
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